THE GDL FUND N-2A

Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights”, “Senior Securities”, and “Independent Registered Public Accounting Firm” in the Prospectus and “Financial Statements” in the Statement of Additional Information, each dated July 5, 2024, and each included in this Pre-Effective Amendment No. 1 to the Registration Statement (Form N-2, File No. 333-279464) of The GDL Fund.

We also consent to the incorporation by reference of our report dated February 28, 2024, with respect to the financial statements and financial highlights of The GDL Fund, included in the Annual Report to Shareholders (Form N-CSR) for the year ended December 31, 2023, into this this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, NY

July 5, 2024